S&P Global
Market Intelligence

WidePoint Corporation NYSEAM:WYY FQ3 2022 Earnings Call Transcripts

Monday, November 14, 2022 9:30 PM GMT

S&P Global Market Intelligence Estimates

	-FQ3 2022-			-FQ4 2022-	-FY 2022-	-FY 2023-
	CONSENSUS	ACTUAL	SURPRISE	CONSENSUS	CONSENSUS	CONSENSUS
EPS Normalized	(0.03)	(0.06)	NM	0.00	(1.66)	0.01
Revenue (mm)	23.82	25.27	▲6.09	26.23	95.54	104.16

Currency: USD
Consensus as of Aug-16-2022 11:00 AM GMT



Stock Price [USD] vs. Volume [mm] with earnings surprise annotations
Share Price
Volume
5.00
4.50
4.00
3.50
3.00
2.50
2.00
1.50
7.00mm
6.00mm
5.00mm
4.00mm
3.00mm
2.00mm
1.00mm
0.00mm
Jan 2022
Mar 2022
May 2022
Jul 2022
Sep 2022
Nov 2022

- EPS NORMALIZED -

	CONSENSUS	ACTUAL	SURPRISE
FQ4 2021	(0.04)	(0.06)	NM
FQ1 2022	0.00	(0.04)	NM
FQ2 2022	(0.04)	0.29	NM
FQ3 2022	(0.03)	(0.06)	NM

Table of Contents

Call Participants	....	3
Presentation	....	4
Question and Answer	....	9

Call Participants

EXECUTIVES

Jason Holloway
Chief Revenue Officer

Jin H. Kang
President, CEO & Director

Robert J. George
Executive VP & CFO

Presentation

Operator

Good afternoon. Welcome to WidePoint's Third Quarter 2022 Earnings Conference Call. My name is Matthew, and I will be your operator for today's call. Joining us for today's presentation are WidePoint's President and CEO, Jin Kang; Chief Revenue Officer, Jason Holloway; and Chief Financial Officer, Robert George. [Operator Instructions] If your questions were not taken today and you like additional information, please contact WidePoint's Investor Relations team at wyy@gatewayir.com.

Before we begin the call, I would like to provide WidePoint's safe harbor statement that includes cautions regarding forward-looking statements made during this call. The matters discussed in this conference call may include forward-looking statements regarding future events and the future performance of WidePoint Corporation that involve risks and uncertainties that could cause actual results to differ materially from those anticipated. These risks and uncertainties are described in the company's Form 10-Q filed with the Securities and Exchange Commission.

Finally, I'd like to remind everyone that this call will be made available for replay via a link on the Investor Relations section of the company's website at www.widepoint.com.

Now I'd like to turn the call over to WidePoint's President and CEO, Mr. Jin Kang. Sir, please proceed.

Jin H. Kang
President, CEO & Director

Thank you, operator, and good afternoon to everyone. Thank you for joining us today to review the financial results for the third quarter ended September 30, 2022. Overall, we had a strong quarter that is not only reflected across our financial results, but also qualitatively in our business as there were several contract wins, encouraging growth within our sales pipeline, continued investments being made back into our business and synergies from the internal realignment that I spoke about on our last call.

From a financial standpoint, we recognized sequential quarterly growth in revenue and EBITDA, which we attribute to the strategic decisions that have been made from the past several quarters coming to fruition. From an EBITDA perspective, we foresee this trend carrying over to the fourth quarter and into 2023. The primary catalyst for EBITDA improvement will stem from the realignment we've made as discussed last quarter. Bob will provide a detailed financial performance in his prepared remarks later on in the call. But first, I'm obliged to talk about the macroeconomic effects, such as the status of the labor market, supply chain disruptions, impasse of the federal government budget and interest rate hikes all impacting our business.

As I'm sure you're aware, many technology companies, even the titans in our space, like Microsoft, Google, Meta, are all announcing layoffs given the status of the economy. That said, WidePoint too has been somewhat impacted by the headwinds facing the rest of corporate America. But we continue to remain resilient and operationally efficient with our existing workforce. One example of this is represented in our senior management team holding regular meetings to evaluate our business priorities and effectuate organizational adjustments and realignments accordingly. We have made an absolute core priority to ensure that we are being prudent with the capital we have on hand in order to maximize shareholder value. To that point, we have made a dual effort of cutting expenses by reducing approximately 10% of our workforce, which should yield approximately $1.6 million in annual savings.

In addition, we are reducing executive base salary compensation in Q4 by 10%. I'm very confident that even with the reductions within our labor force, we'll be able to produce an impressive output, resulting in higher return in investment. The rationale behind this statement results from our leaner organization's ability to deliver the necessary obligation to existing customers as well as our sales team continuing to execute on the business development front.

Speaking of our customers, I'd like to spend some time on sharing the landscape surrounding our federal government and commercial customers. On the federal government front, while there are several material opportunities in our sales pipeline, the time line and budget for those opportunities continue to be delayed. As you might have already known, the federal government is on a continuing resolution that provides temporary funding until 16th of December. A full budget is yet to be signed. And because we are in an election year, a final resolution on the federal government budget impasse may extend into 2023. While this impasse has little or no impact on our current business, it will very likely delay awards of any new federal government contracts. This is true for WidePoint and most, if not all other organizations that have federal government as a customer. Assuming that a new federal budget is signed into law in the coming months, we are optimistic that we will close on these material contracts on the federal government front in 2023.

Additionally, as I alluded to in our last call, the Bureau of Alcohol, Tobacco, Firearms and Explosives will be sponsoring WidePoint's ITMS platform for FedRAMP authorization. The sponsorship means our Intelligent Technology Management System, or ITMS, moves from the FedRAMP Ready status to the in-process status. The full security assessment is expected to take approximately 6 months. The next step in this process will be for the government agency to review our FedRAMP package and conduct interviews to clarify any items in our package. We are prepared to respond to their data request and foresee a smooth path ahead. Once the review process is completed, the agency will designate WidePoint as being FedRAMP authorized. The authorized status will mean that WidePoint meets with all of the stringent security requirements as prescribed by the federal government for cybersecurity. Receiving the authorized status makes WidePoint much more likely to get additional business from the federal government agencies as well as improve our profile with commercial customers. The FedRAMP authorized status will mean better security, faster implementation, less expense and most of all, least amount of risk for our customers.

Pivoting to the commercial enterprise front, we continue to see growth in our sales activities for both our existing and prospective customers amidst the economic slowdown. We are having a steady stream of sales meetings with both prospective and existing customers that should turn into top line revenue growth in the coming quarters. I'm happy to share that our strategic relationship with CSG International that we consummated before the COVID-19 pandemic is beginning to bear fruit. We have recently signed on a new customer through our relationship with CSG for our digital billing and analytics solution. We are currently going through our implementation process, and we should begin to recognize revenue from this customer beginning in Q1 2023. We also see additional customers on the horizon through our relationship with CSG International. The Software as a Service revenue from these customers should improve our overall gross margins.

Lastly, before I hand the mic over to Jason, I wanted to touch on the launch of our next-generation intelligent technology management system, or ITMS, from earlier in the quarter. ITMS is the improved and relaunch of our intelligent telecommunications management system. Our intelligent technology management platform expands our service from telecommunication management to encompass other technology components, such as IT asset management, expense management including utility management, workflow management with multilevel configurations, forward and reverse logistics management as well as cybersecurity. ITMS is providing unparalleled visibility to our clients' IT infrastructure and usage through a comprehensive reporting tools and dashboard reporting. Thanks to the extensive work we've completed with the federal government, we've been able to develop this robust technology that expands our footprint within the trusted mobility solution market. We've garnered strong initial interest and look forward to continuing to expand our go-to-market efforts here.

With that overview completed, I will now turn the call over to Jason to provide you with some details on the investments we are making on the sales and marketing front. Jason?

Jason Holloway
Chief Revenue Officer

Thank you, Jim, and good afternoon, everyone. Before I speak on our customer wins, I want to piggyback off Jim's remarks around our organic growth strategy of investing back into our sales and marketing initiatives in a budget-friendly manner. We recognize that right now isn't the best of times within the

global economy, which is why we've proceeded with making the necessary moves of cutting our expenses without it affecting our ability to operate optimally. Further, to be good stewards of our working capital after being prudent with our capital investment projects for the past several quarters, I am pleased to share that the expenditure here will be slowing down, as most of the investments already made will ensure the relevance of our products and solutions. For example, we completed our commercial CA that we're using for the bottling industry and K-12 schools. We have completed an internal upgrade to our cybersecurity infrastructure that will scale well into the future. Lastly, we also worked with an existing client to create new functionality to the way we deploy our certificates internally.

Next, I'll touch on some of the customer wins I am able to share with you at this time. Our identity and access management solution continues to impress customers and has been a point of entry for us to conduct even more business with prospects as it provides us with an opportunity to land and expand the scope of work with our robust slate of solutions. As you may have already seen in the press release we issued in late September, we announced that we engaged with several K-12 schools to conduct a pilot implementation for our quantum-resistant multifactor authentication solution, or MFA. The number of K-12 schools that are currently included in our pilot stands at 12, representing roughly 35,000 students. Each student, school staff, parents and IT endpoints all represent potential revenue opportunities for WidePoint. The number of schools participating in our pilot project is steadily growing. We foresee these schools will become fully operational in 2023.

I personally have been spearheading this initiative and have been quite active in participating in large K-12 tech forums to educate the community about the importance of our identity and access management solution and how it is the cornerstone of any organization's cybersecurity posture. With that said, I want to take a step back and delve further into our IAM solution, as this technology truly is a game changer for this level of PKI. We have developed a proprietary issuance process for personal vetting that drastically reduces the amount of time our clients have to spend to receive a digital identification while at the same time maintaining the highest level of multifactor security. This will be a big differentiator as our clients continue to look for time and cost savings while improving their cybersecurity posture.

Additionally, as it relates to the beverage company I mentioned on the last call, we continue to work closely with them and have proceeded to expand the initial scope of work. We continue to work a number of net new identity and access Management as a Service deals and are optimistic that we will have additional wins to discuss on the next call.

Next, as I am sure you might have already seen via the press releases we issued, there were several wins we announced in conjunction with our subsidiary IT Authorities. First, IT Authorities won 5 new commercial contracts across a multitude of industries, including health care, financial and higher education for its IT modernization and managed service provider solutions. Second, IT Authorities was awarded a new managed service provider contract from a leading sports marketing and media company. Third, we also announced that IT Authorities has been awarded 2 new professional services contracts for turnkey IT infrastructure and modernization by the same leading company.

Not only were these new wins across several industries impressive, but the key point to note is that it gets our foot in the door for the broader WidePoint entity to cross-sell and upsell our slate of solutions to these customers. We have already acted upon many of the synergies but we believe that there is still a significant number of untapped opportunities that we intend to capitalize on in the near future. To that end, I have made it my personal goal to ensure that we are leveraging all synergies across IT Authorities and WidePoint's umbrella of technological solutions. We've also continued to move full steam ahead with our indirect sales strategy, which is the team with large entrenched systems integrators and expand our relationships with both prominent players in the commercial and federal sectors.

With that, I will hand the call over to Bob.

Robert J. George
Executive VP & CFO

Thank you, Jason. Good afternoon, everyone. I'm pleased to share the details of our third quarter and the year-to-date September 22 financial results. For the third quarter, our revenue was $25.3 million, an

increase of $3.1 million or 14% from the $22.2 million reported for the same period last year. For the 9 months ended September 30, our revenue was $70.8 million, an increase of $7.9 million or 13% from the $62.9 million reported for the same period last year. Now I'll provide a further breakdown of revenues.

For the third quarter, our carrier services revenue is $14.1 million, an increase of $1 million or 8% from $13.1 million reported for the same period last year. The increase is primarily due to a large federal customer, increasing the number of lines of service we manage by approximately 75%. Otherwise, carrier services revenue remained relatively constant from period to period.

For the 9 months ended September 30, our carrier services revenue is $39.5 million, an increase of $3.1 million or 9% from the $36.3 million reported for the same period last year. This is primarily due to the large federal customer, increasing the number of lines of service we manage by approximately 75% and from carrier credits of approximately $1.7 million included in the first quarter of 2021 that did not occur during the first 9 months of 2022.

For the third quarter, our managed service revenue is $7.6 million, an increase of $2.2 million or 41% and from the $5.4 million reported for the same quarter last year. This increase is driven by $1.8 million of managed services revenue from our IT Authority subsidiary, which was not included in the same period in 2021 and $400,000 of increased recycling service and accessory sales over the same period in 2021.

For the 9 months ended September 30, managed services revenue is $21.5 million an increase of $1.3 million or 6% from the $20.2 million in the same period of 2021. This is due to $5 million of managed services revenue from our IT Authority subsidiary, which was not included in the first 9 months of 2021, which was partially offset by lower managed services and accessory sales and our legacy technology life cycle management business. For the third quarter, reselling and other revenues remained consistent with the same period in 2021 at approximately $2.8 million.

For the 9 months ended September 30, reselling and other services revenue is $6.8 million, an increase of 100% from $3.4 million last year. The increase was driven by a large resale of unified endpoint management software licenses to a single federal customer in the amount of $1.7 million in the second quarter of 2022. Additionally, the increase was also bolstered by $2.3 million of reselling to mostly commercial customers from our IT Authority subsidiary, which was not included in our 2021 results. These 2 increases were partially offset by slightly lower reselling in other areas of the business.

Gross profit for the third quarter was $3.8 million or 15% of revenues compared to $3.7 million or 16% of revenues in 2021. The lower gross margin is related to the increase in lower-margin carrier service revenue relative to the same period in 2021. Gross profit for the 9-month period ended September 30, 2022, was $11 million or 16% of revenues compared to $12.4 million or 20% of revenues in 2021. The lower gross margin percentage is related to the increase in lower margin carrier services revenue relative to the same period in 2021 and lower margin in our IT Authority subsidiary experienced in the first half of 2022 which was a result of increased labor costs.

For the third quarter, general and administrative expenses of $3.6 million or 14% of revenues compared to $2.1 million or 9% of revenues in the same period in 2021. The increase in general and administrative expenses relative to 2021 is primarily a result of the employee retention tax credit, or the ERTC, of approximately $1.3 million that was reported in the third quarter of 2021 and not reflected in 2022, and $600,000 of additional general administrative expenses related to ITA, which was not included in the Q3 2021 results.

For the 9-month period ended September 30, 2022, general and administrative expenses are $11.2 million or 23% of revenues compared to $8.7 million or 14% of revenues in the same period in 2021. The increase in general and administrative expense is due in part to an additional $1.8 million of general and administrative expenses related to ITA and the absence of the ERTC of $1.3 million reflected in the 9 months ended 2021.

For the third quarter of 2022, our GAAP net loss was $541,000 or a negative $0.06 of diluted earnings per share compared to GAAP net income of $535,000 or a positive $0.06 of diluted earnings per share in the

same period last year. The main driver of the change in earnings was the ERTC of $1.3 million reflected in the third quarter of 2021.

For the 9-month period ended September 30, 2022, our GAAP net loss is $14.7 million or negative $1.68 of diluted earnings per share compared to GAAP net income of $916,000 or $0.10 of diluted earnings per share in the same period last year. The main driver of the change in earnings was the goodwill impairment of $16.3 million, net of the tax benefit of $3 million and the ERTC of $1.3 million.

On a non-GAAP basis, our adjusted EBITDA for the third quarter was $152,000 compared to $1.5 million in the same period last year. For the 9 months ended September 30, 2022, our non-GAAP adjusted EBITDA was $503,000 compared to $3.2 million in the same period last year.

Shifting to cash flow of the balance sheet. Our current ratio at the end of September is 1.1:1 compared to 1.3:1 at December 31, 2021. We exited the quarter with $5.1 million in cash and cash equivalents -- and with our expanded capacity in our revolving credit facility, we have $7 million available borrowing capacity. Furthermore, although we have the ATM at our disposal, we have no current plans to execute any orders on the ATM, but we'll be opportunistic if situations are favorable. We believe that our operating cash flows, cash on hand, available credit line and equity options give us ample liquidity.

This completes my financial summary. For a more detailed analysis of our financial results, please reference our Form 10-Q, which was filed prior to this call. So with that, I'll turn the call back over to Jin.

Jin H. Kang
President, CEO & Director

Thank you, Bob and Jason. Now I will take a few minutes to speak about our M&A activities. Similar to what we've previously shared, we remain extremely diligent in our plan for profitable growth, and the inorganic path will inevitably play a significant role in our expansion strategy. Although I have no material updates to share right now, I can say that our team continues to have dialogue with prospective M&A targets and we'll keep you all posted via the appropriate Reg FD channels.

To conclude, as we shared in our earnings release, we have decided to maintain our top line revenue guidance but have made a slight change to our adjusted EBITDA range, which is now between $1 million and $1.2 million. For the first 9 months of 2022, we recognized approximately $500,000 adjusted EBITDA, and we are confident in our team's ability to hit our fourth quarter goals. The reason for our confidence stems from seeing strong adjusted EBITDA growth at the start of Q4 over the past 1.5 months. We expect this trend to continue as we finish off the calendar year and anticipate falling within our aforementioned adjusted EBITDA range.

As always, WidePoint remains a stable, resilient company with a strong balance sheet and no long-term debt. Our capital projects are ramping up. And with our recently implemented organizational realignment, we are expecting a significant amount of slowdown with our cash burn over the coming quarters. We have a robust sales pipeline that we look forward to converting to top line results and expect to tap further into the IT Authority's well of synergies.
With that said, we are ready to take questions from our analysts and major shareholders. Operator, will you please open the call for questions.

Question and Answer

Operator

[Operator Instructions] I will read the following pre-submitted questions. In your second quarter call, you mentioned you had material sales opportunities in your pipeline. Can you share any new status on those opportunities?

Jin H. Kang
President, CEO & Director

Thank you, operator. The sales opportunities are still in our Q. But as I stated in our prepared remarks, the federal government is on a continuing resolution. And as a result of that, the federal government opportunities are pushing to the right. The commercial was saying local government opportunities are also there, and we should see them come to fruition in 2023. We do have a few opportunities that could close in Q4 and Q1, especially in our higher-margin digital billing and analytics business. So please stay tuned.

Operator

Your next question, based on your revised guidance, it looks like you'll do $500,000 in adjusted EBITDA. How firm is that estimate? And do you see that trend continuing for the quarters in 2023?

Robert J. George
Executive VP & CFO

The adjusted EBITDA forecast is our best estimate based on what we've seen so far. And as stated in our prepared remarks, we took some steps to realign our organization to reduce cost, and we have seen strong EBITDA growth so far in Q4. So we expect it to fall within the EBITDA guidance we stated earlier in our prepared remarks.

Operator

Your next question, do you have any guidance for 2023 in terms of top line revenue and EBITDA?

Jin H. Kang
President, CEO & Director

We are in the process of forecasting our new budget for 2023. So our Q4 run rate gives us some level of confidence that we will be cash flow positive in 2023. We will provide guidance for 2023 when we are finished with our forecasting model, and when we are able. .

Operator

At this time, this concludes our question-and-answer session. If your question was not taken, please contact WidePoint's IR team at wyy@gatewayir.com. I would now like to turn the call back over to Mr. Jin Kang for his closing remarks.

Jin H. Kang
President, CEO & Director

Thank you, operator. We appreciate everyone taking the time to join us today. As the operator mentioned, if there were any questions we did not address today, please contact our IR team. You can find their full contact information at the bottom of today's earnings release. Thank you again, and have a great evening.

Operator
Thank you for joining us today for WidePoint's Third Quarter 2022 Conference Call. You may now disconnect.